Exhibit 10.11

Compensation Arrangements for the Executive Officers

Set forth below is a summary of the compensation by SEACOR Marine Holdings Inc. (the “Company”) to its named executive officers in their positions as of the date of filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2018. All of the Company's executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company's Board of Directors.

Base Salary. The named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary
John Gellert, President and Chief Executive Officer	$450,000
Jesus Llorca, Executive Vice President and Chief Financial Officer	$300,000
Robert Clemons, Executive Vice President and Chief Operating Officer	$290,000

Cash Bonus and Share Incentive Plan. In their current positions, the named executive officers are eligible to:

•	receive an annual cash incentive award subject to the discretion of the Compensation Committee of the Board of Directors; and

•

participate in incentive programs, which currently involve awards of restricted stock and stock options pursuant to SEACOR Marine Holdings Inc.'s 2017 Equity Incentive Plan (Exhibit 10.5 in this Annual Report on Form 10-K).

Benefit Plans and Other Arrangements. In their current positions, the named executive officers are eligible to participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs and a qualified 401(k) plan, subject to applicable law.